CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 29, 2024, relating to the financial statements and financial highlights of Catalyst Insider Buying Fund, Catalyst Energy Infrastructure Fund, Catalyst/MAP Global Equity Fund, Catalyst/Lyons Tactical Allocation Fund, Catalyst Dynamic Alpha Fund, Catalyst Insider Income Fund, Catalyst Enhanced Income Strategy Fund, Catalyst/MAP Global Balanced Fund, Catalyst/CIFC Senior Secured Income Fund, Catalyst/SMH High Income Fund, Catalyst/SMH Total Return Income Fund, Catalyst/Warrington Strategic Program Fund, Catalyst Nasdaq-100 Hedged Equity Fund, Catalyst Buffered Shield Fund, Eventide Balanced Fund, Eventide Core Bond Fund, Eventide Dividend Growth Fund (formerly, Eventide Dividend Opportunities Fund), Eventide Exponential Technologies Fund, Eventide Gilead Fund, Eventide Healthcare & Life Sciences Fund, Eventide Large Cap Focus Fund, and Eventide Limited-Term Bond Fund, and the consolidated financial statements and financial highlights of Catalyst/Millburn Dynamic Commodity Strategy Fund, Catalyst Systematic Alpha Fund, Catalyst/Aspect Enhanced Multi-Asset Fund, and Catalyst/Millburn Hedge Strategy Fund each a series of Mutual Fund Series Trust, for the year ended June 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

October 25, 2024

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax |

Registered with the Public Company Accounting Oversight Board